Dentsply Sirona Announces Retirement of Eric K. Brandt from the Board of Directors Charlotte, N.C., February 29, 2024 - DENTSPLY SIRONA Inc. (“Dentsply Sirona” or the "Company") (Nasdaq: XRAY) today announced that Eric K. Brandt, who has served as a Director on the Company’s Board of Directors (the “Board”) for nearly twenty years and as Chairman of the Board for six years, has informed the Board of his intention to retire at the May 2024 annual meeting and that he will not be standing for re-election. Mr. Brandt commented, “As I think back on the past two decades and all of the challenges we’ve navigated together, I am grateful for the talented and dedicated individuals with whom I have had the privilege to serve. I am proud of the strong and diverse Board that we have assembled and I believe it's the right time for me to step aside. I have immense faith in the leadership and talent at the Board and the Company and I’m excited to see what they will achieve.” Gregory T. Lucier, Non-Executive Chairman of the Board, commented, “Eric’s demonstrated passion and commitment to our Company stands out. His unwavering support and guidance, and insightful contributions have been instrumental in shaping the Company’s future. On behalf of the entire Board, I would like to express our sincere gratitude for his many years of service and wish him all the best in his future endeavors.” About Dentsply Sirona Dentsply Sirona is the world’s largest manufacturer of professional dental products and technologies, with over a century of innovation and service to the dental industry and patients worldwide. Dentsply Sirona develops, manufactures, and markets a comprehensive solution offering including dental and oral health products as well as other consumable medical devices under a strong portfolio of world class brands. Dentsply Sirona’s products provide innovative, high-quality and effective solutions to advance patient care and deliver better and safer dental care. Dentsply Sirona’s headquarters is located in Charlotte, North Carolina. The Company’s shares are listed in the United States on Nasdaq under the symbol XRAY. Visit www.dentsplysirona.com for more information about Dentsply Sirona and its products. Contact Information: Investors: Andrea Daley Vice President, Investor Relations +1-704-591-8631 InvestorRelations@dentsplysirona.com

Press: Marion Par-Weixlberger Vice President, Public Relations & Corporate Communications +43 676 848414588 marion.par-weixlberger@dentsplysirona.com